Exhibit 99.1

Greenlane Provides Operational Update and Announces Leadership Changes to Streamline and Optimize Business

Company Achieved Approximately $8 Million of Cost Saving Synergies for the Four Months Following KushCo Merger; Reiterates Total Cost Saving Synergies of $15 to $20 Million Within 24 Months of Closing

Aaron LoCascio to Step Down as President and Remain as Board Member; Adam Schoenfeld to Transition to Chief Marketing Officer Role with Company Eliminating Chief Strategy Officer Role

Company Secures $8 Million Bridge Loan from LoCascio to Support Organic Growth Initiatives

BOCA RATON, Fla., January 4, 2022 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today provided an operational and integration update, as well as announced leadership changes to streamline the organization and optimize the cost structure of the business.

Operational and Integration Update

Greenlane is pleased to have achieved its synergies for the first four months following the closing of its merger with KushCo Holdings, Inc. (“KushCo”) in August 2021. The Company has been consolidating vendors and infrastructure; reducing headcount; rationalizing inventory and reallocating resources to higher-margin goods; and, developing go-to-market cross-selling strategies to penetrate KushCo’s customer base of leading multi-state operators with Greenlane’s proprietary owned brands, and vice versa.

Total cost saving synergies achieved since the closing of the merger are estimated to be approximately $8 million. The Company reiterates its guidance of achieving between $15 million and $20 million of cost saving synergies within 24 months of closing.

Leadership Changes

The Company and Mr. LoCascio have amicably agreed for Mr. LoCascio to step down from his role as President, effective December 31, 2021. As the Company’s co-founder, a board member and one of its largest shareholders, Mr. LoCascio remains invested in Greenlane’s continued future success, and has agreed to provide the Company with an $8 million bridge loan to support organic growth initiatives.

Since the closing of the merger, Mr. LoCascio has been instrumental in advocating for cross-functional alignment and collaboration within the executive leadership team, while continuing to share his deep institutional knowledge and understanding of consumer goods. He will continue to play an important role in the Company’s Board of Directors, sharing his insights and contributions to help guide the Company forward.

“It’s been a wonderful 16 years starting, pioneering, and scaling Greenlane into the preeminent ancillary cannabis leader it is today,” said Mr. LoCascio. “I am truly proud to have worked alongside such passionate team members who give it their all to continue raising the bar for our customers, partners, employees and shareholders—each and every day. Since the closing of the merger, I remain Greenlane’s biggest fan and have become more excited than ever at the potential for the Company to reach new heights that it possibly could not have achieved on its own. We have unprecedented scale, a leading portfolio of proprietary brands, significant potential revenue and cost savings synergies, and a talented and driven team that all make for a promising future for the Company. It is with great enthusiasm that I now support the Company in a ‘behind-the-scenes’ role—as its lender and one of its largest shareholders—while continuing to work with the rest of the Board to help management execute its profitable growth strategy and drive higher returns for shareholders.”

In addition, the Company has announced that co-founder Adam Schoenfeld will transition from his current Chief Strategy Officer role to Chief Marketing Officer, eliminating the former position, effective December 31, 2021. The Company believes that this appointment better streamlines the organization, reduces overhead costs, and allows for a more focused marketing direction and department to help propel Greenlane’s proprietary brands under the leadership and expertise of Mr. Schoenfeld.

Bridge Loan and Other Financing Initiatives

The Company has entered into an agreement with Mr. LoCascio for a $8 million bridge loan, the proceeds of which will primarily be used for general working capital purposes and to support the Company’s growth initiatives. The bridge loan will mature on June 30, 2022, and bears interest at 15% per annum.

In addition, the Company is in the process of procuring and evaluating proposals for a long-term asset-based loan (ABL) to support the Company’s long-term financing needs in a non-dilutive manner. The Company expects to arrive at a decision sometime in Q1 2022.

Management Commentary

“On behalf of everyone at the organization, I would like to thank Aaron for all his incredible work, dedication, and efforts to not only help Greenlane become the ancillary leader that we are today, but to help set up the Company for even greater success in the years to come,” said Nick Kovacevich, CEO of Greenlane. “His continued support, both as a shareholder and lender, speaks volumes and reflects the exciting potential the Company has following its merger with KushCo. I also want to congratulate Adam for being appointed as our Chief Marketing Officer. Not only will this move further reduce costs by eliminating the Chief Strategy Officer position, but it allows for our marketing department to be spearheaded by an individual who has decades of experience in the business and industry. We believe Adam represents the perfect person to lead our brand development and product innovation teams.”

Kovacevich continued: “In just four months following the close of the merger, we have made tremendous strides in our integration and cost saving initiatives, streamlining the organization and reducing our cost structure through headcount reductions as well as vendor and infrastructure consolidations. We’re pleased to have already achieved $8 million in cost saving synergies, which gives us confidence to hit our previously announced guidance of $15 million to $20 million of cost saving synergies, while making meaningful inroads in our cross-selling strategies to propel our Greenlane Brands to new heights in 2022 and 2023. We believe all of these initiatives set us up to achieve adjusted EBITDA profitability in the fourth quarter of 2022, giving us a strong and profitable position to scale from in 2023.”

About Greenlane Holdings, Inc.

Greenlane is the premier global platform for the development and distribution of premium cannabis accessories, packaging, vape solutions, and lifestyle products. We operate as a powerful house of brands, third-party brand accelerator, and omni-channel distribution platform, providing unparalleled product quality, customer service, compliance knowledge, and operations and logistics to accelerate our customers’ growth.

Founded in 2005, Greenlane serves a diverse and expansive customer base with more than 8,000 retail locations, including licensed cannabis dispensaries, smoke shops, and specialty retailers. As a pioneer in the cannabis space, Greenlane is the partner of choice for many of the industry’s leading multi-state operators, licensed producers, and brands, including PAX Labs, Storz & Bickel (Canopy-owned), Cookies, Grenco Science, and CCELL.

We proudly own and operate a diverse brand portfolio including DaVinci vaporizers, Pollen Gear™, the K.Haring Glass Collection by Higher Standards, Marley Natural™, and VIBES™ rolling papers. Higher Standards, Greenlane’s flagship brand, offers both a high-end product line and immersive retail experience with ground-breaking stores in New York City’s Chelsea Market and Malibu, California. Greenlane also owns and operates Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively.

For additional information, please visit: https://gnln.com/.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others, statements relating: to the current and future performance of the Company’s business, including revenue, adjusted EBITDA profitability and the achievement of expected cost saving synergies following the merger with KushCo; the Company’s financing and personnel strategies; and the impacts of acquisitions and other similar transactions. Actual results or performance may also be impacted by, among other factors: the impact of the ongoing COVID-19 pandemic on the Company's business; growth in demand for the Company’s products; growth in the market for cannabis and nicotine; the Company’s marketing and commercialization efforts; and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, and the Company's other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact

Najim Mostamand, CFA

Director of Investor Relations

714-539-7653

ir@greenlane.com

Media Contact

MATTIO Communications

Greenlane@mattio.com